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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)


                          Motor Cargo Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    619907108
                       ----------------------------------
                                 (CUSIP Number)





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CUSIP NO. 619907108

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    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

           Averitt, Inc. (EIN 62-1308760)
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not applicable                                               (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

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         NUMBER OF               5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                    369,600
         OWNED BY
           EACH               --------------------------------------------------
        REPORTING                6     SHARED VOTING POWER
       PERSON WITH:
                                       -0-

                              --------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       369,600

                              --------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-

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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           369,600

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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.6%

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   12      TYPE OF REPORTING PERSON

           CO

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                       SEE INSTRUCTION BEFORE FILLING OUT!



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ITEM 1.
      (a)  Name of Issuer:                     Motor Cargo Industries, Inc.
      (b)  Address of Issuer's Principal       845 West Center Street
             Executive Offices:                North Salt Lake City, Utah  84054

ITEM 2.
      (a)  Name of Person Filing:                    Averitt, Inc.
      (b)  Address of Principal Business Office      Corporate Service Center
             or, if none, Residence:                 Perimeter Place One
                                                     518 Old Kentucky Road
                                                     Cookeville, Tennessee 38501
      (c)  Citizenship: Incorporated in Tennessee
      (d)  Title of Class of Securities: Common Stock, no par value
      (e)  CUSIP Number: Not applicable

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR
              (c), CHECK WHETHER THE PERSON FILING IS A:
              Not applicable

ITEM 4.       OWNERSHIP.

      (a)  Amount beneficially owned: 369,600.
                                      -------

      (b)  Percent of class: 5.6%.
                             ----

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote 369,600.
                                                          -------

           (ii)  Shared power to vote or to direct the vote -0-.
                                                            ---

           (iii) Sole power to dispose or to direct the disposition of 369,600.
                                                                       -------

           (iv)  Shared power to dispose or to direct the disposition of  -0-.
                                                                          ---

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.     Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.        Not applicable

ITEM 10.      CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 13, 2001



                              By:               /s/ George Johnson
                                  ----------------------------------------------
                                    George Johnson, Executive Vice President and
                                    Chief Financial Officer of Averitt, Inc.








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